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                    AMENDMENT OF ARTICLES OF INCORPORATION

                                      OF

                          STRONG INCOME FUNDS, INC.



     The undersigned Vice President of Strong Income Funds, Inc. (the "Corporation"), hereby certifies that in accordance with Section 180.1002 of the Wisconsin Statutes, the following Amendment was duly adopted to create Strong Short-Term High Yield Bond Fund as an additional class of Common Stock:

     "Paragraph A of Article IV is hereby amended by deleting Article A thereof and inserting the following as a new paragraph:

'A. The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.00001 per share. Subject to the following paragraph the authorized shares are classified as follows:

                 Class                     Authorized Number of Shares
                 -----                     ---------------------------

       Strong High-Yield Bond Fund                Indefinite
       Strong Short-Term High Yield Bond Fund     Indefinite'"


     This Amendment to the Articles of Incorporation of the Corporation was adopted by the Board of Directors on June 24, 1997, in accordance with Sections
180.1002 and 180.0602(2) of the Wisconsin Statutes. Shareholder approval was not required.

     Executed in duplicate this 24th day of June, 1997.


                                    STRONG INCOME FUNDS, INC.



                                    By: /s/ Stephen J. Shenkenberg
                                        --------------------------------------
                                        Stephen J. Shenkenberg, Vice President




This instrument was drafted by:

John S. Weitzer
Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051